FOR IMMEDIATE RELEASE
TORRENT COMPLETES DRILLING OF THIRD WELL AND SPUDS FORTH WELL ON BEAVER HILL PILOT PROJECT

Vancouver, British Columbia - September 26, 2005 - Torrent Energy Corporation (the "Company") (OTCBB: TREN) is pleased to announce the following developments from its wholly owned operating subsidiary, Methane Energy Corp. ("Methane").

Methane has completed drilling and setting production casing for Beaver Hill #4 and has now commenced drilling Beaver Hill #2. The Beaver Hill #2 well is the forth of five wells included in Methane's Beaver Hill pilot project located in Coos County, Oregon. All five wells in this project are located on a single site within the Coos County forest lands. Drilling operations on this well are forecast to run for approximately fifteen days. The well will be directionally drilled to an estimated total depth (TD) of 4,285 feet and updip from the Beaver Hill #1 and #3 bottom-hole locations. One additional directionally drilled well will follow up the drilling of Beaver Hill #2 over the next month. The wells are being drilled by Roll'n Oilfield Services' Rig #14.

Methane's Chief Operating Officer, John Carlson, states "We successfully drilled to the top of our targeted "D" coal seam in the Lower Coaledo formation in the Beaver Hill #4 well. Excellent gas shows on mud logs and from the formation cuttings continue to confirm our interest in this specific coal seam as our production pilot candidate. Completion of this well will be done by drilling through this coal seam with fresh water once the Beaver Hill drilling program is completed. We also continue to see increased efficiencies in our drilling operations as we increase our knowledge base and confidence level in our drilling and mud systems."

Torrent Energy is please to announce an additional US $3.5 million in gross proceeds has been received from Cornell Capital based on the terms of the financing completed in July 2005 (see July 20, 2005 news release).

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves. The Company's primary objective is to create value for the Company by applying strong technical expertise to projects. The Company's current focus is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 70,000 acres of prospective land in the Coos Bay area. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our forecast that drilling operations on Beaver #2 will run for approximately fifteen days, will be directionally drilled to an estimated total depth of 4,285 feet; that one additional directionally drilled well will follow up the drilling of Beaver Hill #2 over the next month; that the wells are being drilled by Roll'n Oilfield Services' Rig #14; and that completion of this well will be done by drilling through this coal seam with fresh water.. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in spudding and interpreting data, equipment problems and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our 424 prospectus filed on Edgar on May 5, 2005.